[LOGO] CERNER

                                                                   Exhibit 10(u)


                      CERNER ASSOCIATE EMPLOYMENT AGREEMENT


This Cerner Associate Employment Agreement describes the formal employment relationship between Rick Smith and Cerner Corporation, a Delaware corporation.

This Agreement is effective on the 18th day of June 2001.

1.       CERNER'S LETTER OFFERING EMPLOYMENT TO YOU.
         ------------------------------------------

         At the time you accepted employment with Cerner, you received an offer letter outlining or confirming the specifics of Cerner's offer of employment to you. The position, terms, compensation, benefits and other provisions of that offer letter represent the initial conditions of your Cerner employment. The offer letter is incorporated into this Agreement as Attachment I. Any amendments or changes to the offer letter are included as part of Attachment II to this Agreement, and supersede the terms in the offer letter. Cerner reserves the right to modify, at anytime, the conditions of your employment by Cerner, other than the conditions agreed to in this Agreement, the offer letter, or the June 18, 2001 letter agreement (referred to in Section 20 of this Agreement). This Agreement, the offer letter, and the June 18, 2001 letter agreement may be modified only by written agreement between Cerner and you.

2.       EMPLOYMENT RELATIONSHIP.
         -----------------------

         A. Formation. By signing this Agreement, you represent that every material fact contained in your resume and application for employment with Cerner is true and accurate to the best of your knowledge and belief. You also agree that falsification of your resume or application is grounds for immediate discharge.

         B. Type. To the extent permitted by law, your employment relationship with Cerner is "at will", which means that you may resign from Cerner at any time, for any reason, or for no reason at all, and without advance notice (except as described below). It also means that Cerner may terminate your employment at any time, for any legally permitted reason, or for no reason at all, and without advance notice.

         C. Resignation and Termination. You agree to cooperate with Cerner by participating fully in an exit interview in the event you leave the employ of Cerner. You agree to give Cerner written notice of your intention to resign from employment at least ten
                (10) business days prior to the last day you intend to work at Cerner. To facilitate the provisions of paragraphs 7 and 8 of this Agreement, you also agree to report to Cerner, in conjunction with your written notice of intent, the identity of your new employer (if any) and the nature of your proposed duties for that employer. Cerner, however, reserves the right either to accelerate your intended effective termination date to an earlier actual date or to allow your intended effective termination date to stand.

                If you resign, however, with fewer than ten (10) business days notice, or if you actually leave Cerner's employ prior to expiration of the ten business days notice period and without the permission of Cerner, then you agree that (to the extent permitted by law) no vacation pay, salary or other compensation otherwise due, from the date of your resignation notice until the time of your approved effective termination date, will be owed or paid to you by Cerner.


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                If Cerner terminates your employment prior to June 18, 2002 (and unless the termination is for Cause), Cerner will pay you a severance payment of $175,000 ("Six-month Severance"). If Cerner terminates your employment on or after June 18, 2002, but prior to June 18, 2003 (and unless the termination is for Cause), Cerner will pay you a severance payment of $263,000 ("Nine-month Severance"). If Cerner terminates your employment on or after June 18, 2003 (and unless the termination is for Cause), Cerner will pay you a severance payment of $350,000 ("One-year Severance"). In addition, in the event Cerner terminates your employment without Cause prior to June 18, 2003, at Cerner's sole discretion and option, Cerner may increase the severance period in one month increments beyond the applicable Six-month or None-month Severance period up to a maximum duration (the original Six-month or Nine-month Severance period plus any extension) of one (1) year. You shall be compensated for any such additional months of severance elected by Cerner at the highest rate of your monthly base salary within the year before your termination from employment. You understand and agree that the election by Cerner to extend the period of your severance compensation will also extend the period of time of your non-competition obligations under Paragraph 7. Cerner agrees to notify you of its election to extend the time of your severance and your non-competition obligations within thirty (30) days following your last day of employment at Cerner. All severance payments will be paid less appropriate payroll deductions, payable in installments on Cerner's regular pay days. You also understand and agree that, at Cerner's sole discretion and option, Cerner may elect to make any severance payment, or any part thereof, in a lump sum payment as opposed to making such payment on Cerner's regular pay days. Any such lump sum payment shall have no effect upon your obligations to comply with your non-competition obligations under Paragraph 7. You agree to immediately notify Cerner if you accept other employment during the severance and non-competition period provided for by this Paragraph 2.C. and Paragraph 7. Cerner's obligations to make any further severance payments hereunder shall be reduced (but not below zero) by the base salary you receive from a new employer during the severance and non-competition period, but your obligations of non-competition under Paragraph 7 shall continue pursuant to such terms.

                If you voluntarily resign and give proper notice as outlined above and Cerner elects to accelerate your effective termination date to a date less than two (2) weeks from the date of your notice, Cerner will continue to pay your base salary through the remainder of such two (2) week period.

                In the event your voluntary or involuntary termination occurs during a performance period associated with a documented bonus or performance compensation plan, any final payments to you as a result of your participation in such plan will be determined by the documented procedures of the plan and any CPP letter agreements between you and Cerner. Payments under the CPP will accrue on the last day of each fiscal quarter, and will be paid to you in accordance with the plan regardless of whether you are employed by Cerner on the date the payments are paid out.

                In the event that Cerner pays or reimburses you for any relocation costs, you agree to repay such sums to Cerner on a prorated basis if (i) you voluntarily resign from employment with Cerner for any reason within two (2) years of the date your relocation is complete or (ii) Cerner terminates your employment for Cause within two (2) years of the date your move is complete. You will not be required to repay such costs if Cerner terminates your employment without Cause or you quit with "Good Reason" (as defined in the Offer Letter), notwithstanding any other provisions of Cerner's relocation policy. You further agree that Cerner may, at its discretion, deduct from your paycheck(s), including your final paycheck, any such sums required to be repaid under this provision and that you will repay Cerner any outstanding balance owed within thirty (30) days of your employment termination. Regardless of the duration stated herein, nothing contained in this provision shall

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                create employment for a definite term or otherwise modify the parties "at will" relationship set forth in paragraph 2.B. of this Agreement.

                Cerner may pay or reimburse you for certain reasonable costs associated with Other Assistance Programs in which Cerner provides assistance, pursuant to the terms of such Other Assistance Programs' policies, as may be amended from time to time. In the event that Cerner pays or reimburses you for any costs associated with such Other Assistance Programs, you agree to repay such sums to Cerner in their entirety if (i) you voluntarily resign from employment with Cerner for any reason within the time specified in the policy pertaining to applicable program(s), or (ii) Cerner terminates your employment for Cause within the time specified in the policy pertaining to applicable program(s). You further agree that Cerner may, at its discretion, deduct from your paycheck(s), including your final paycheck, any such sums required to be repaid under this provision and that you will repay Cerner any outstanding balance owed within thirty (30) days of your employment termination. Regardless of the duration stated herein, nothing contained in this provision shall create employment for a definite term or otherwise modify the parties "at will" relationship set forth in paragraph 2.B. of this Agreement.

                In the event Cerner terminates your employment, Cerner reserves the right to set the effective date of such termination. Upon your resignation or the termination of your employment, you agree to promptly execute a Termination Statement in the form of Attachment III.

         D. SALES ASSOCIATE/CERNER CONSULTING PROVISIONS. If you are employed by Cerner in a sales capacity or in certain Cerner Consulting roles, additional provisions incorporated as Attachment IV to this Agreement are applicable to your employment relationship.

3.       AGREEMENT NOT TO DISCLOSE OR TO USE CONFIDENTIAL INFORMATION.
         ------------------------------------------------------------

         You agree that you will forever maintain the confidentiality of Confidential Information. You will never disclose Confidential Information except to persons who have both the right and need to know it, and then only for the purpose and in the course of performing Cerner duties, or of permitting or assisting in the authorized use of Cerner products and services. In the event your employment with Cerner terminates (voluntarily or involuntarily), you will promptly deliver to Cerner all Confidential Information, including any Confidential Information on any laptop, computer or other communication equipment used by you during your employment with Cerner.

4.       NON-CERNER EMPLOYMENT.
         ---------------------

         Except for those part-time associates, hired to work less than 40 hours per week, employment at Cerner is a full-time responsibility. As a full-time associate, it is Cerner's expectation that you devote your full time and attention to meet your Cerner responsibilities and that you will not engage in any other employment activities which would detract from or conflict with your ability to carry out your duties at Cerner. If you are a part-time associate, it is Cerner's expectation that you will not engage in other employment activities that would detract from or conflict with your ability to carry out your part-time duties at Cerner.

5.       NEW PRODUCTS AND IDEAS.
         ----------------------

         With respect to New Products and Ideas that you develop, author or conceive in whole or in part while employed at Cerner, plus for one year thereafter with regard to such New Products or Ideas that were initiated while employed by Cerner, you agree to keep accurate, complete and timely records of such New Products and Ideas, and will promptly disclose and fully describe such New Products and Ideas in writing to Cerner. You further


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         agree to maintain all information respecting any New Products and Ideas as Confidential Information and shall not disclose such information to any party outside of Cerner without the express written approval of an officer of Cerner.

         You agree to assign and transfer to Cerner, without further consideration, your entire right, title and interest in and to all such New Products and Ideas including any patents, copyrights, trade secrets and other proprietary rights in the same. You waive any and all moral rights which you otherwise would have in any New Products and Ideas.

         You agree to execute promptly at Cerner's expense, a written assignment of title to Cerner, and all letters (and applications for letters) of patent and copyright, in all countries, for any New Products or Ideas required to be assigned by this Agreement. You also agree to assist Cerner or its nominee in every reasonable way (at Cerner's request and expense, but at no charge to Cerner), both during and after your time of employment at Cerner, in vesting and defending title to the New Products and Ideas in and for Cerner, in any and all countries, including the obtainment and preservation of patents, copyrights, trade secrets and other proprietary rights.

         This Section does not apply to your new products and ideas which do not relate directly to the business of Cerner, and which are developed entirely on your own time.

6.       PRIOR INVENTIONS.
         -----------------

         Any and all patented and unpatented inventions, new products and ideas which you made prior to your employment by Cerner are excluded from the scope of this Agreement and are documented on Attachment V, Inventory of Prior Inventions.

7.       NON-COMPETITION AND NON-SOLICITATION

         A. For a period of one (1) year after the voluntary or involuntary termination of your employment with Cerner, you will tell any prospective new employer, prior to accepting employment that this Employment Agreement exists.

         B. (i) For a period of one (1) year after the voluntary termination of your employment with Cerner or your termination by Cerner for Cause, or (ii) in the event that Cerner terminates your employment without Cause, then for the period you are paid severance pursuant to Paragraph 2 (including any time that you would have been paid severance pursuant to Paragraph 2 but for the fact you commenced employment with a new employer), you will not provide services that are substantially similar to the services you provided while at Cerner to any Conflicting Organization in the United States or in any country in which Cerner has a business interest.

        C Notwithstanding the foregoing, nothing contained in this Paragraph 7 shall prohibit you (after your termination of employment with Cerner for any reason) from (x) accepting employment with a large Conflicting Organization whose business is diversified, and with a portion of its business that is not considered a Conflicting Organization, provided that Cerner, prior to your acceptance of such employment, shall receive separate written assurances satisfactory to Cerner from such Conflicting Organization and from you that you will not render services directly or indirectly in connection with any Conflicting Product, or (y) taking a position with a general consulting organization whose only Conflicting Product is the provision of consulting services to the healthcare industry, so long as you personally do not thereby provide or assist in providing consulting services to a Client with respect to any Cerner product, process or service or any Conflicting Product.

         D. For a period of one (1) year after the voluntary or involuntary termination of your employment with Cerner, you agree not, on behalf of yourself or on behalf of any

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                other person, entity, or organization, to employ, solicit for employment, or otherwise seek to employ or retain any Cerner associate or employee, or any employee of a Cerner client company, or in any way assist or facilitate any such employment, solicitation, or retention effort.

8.       [INTENTIONALLY OMITTED].

9.       PUBLICITY RELEASE.
         -----------------

         You consent and agree to the use of your name, voice and picture (including but not limited to use in still photographs, videotape and film formats, and both during and after your period of employment at Cerner) for advertising, promotional, public relations, and other business purposes (including its and their use in newspapers, brochures, magazines, journals and films or videotapes) by Cerner.

10.      CERNER PROPERTY.
         ---------------

         You understand that you may be assigned various items of Cerner property and equipment to help you carry out your Cerner responsibilities. When such property or equipment is issued, you will formally acknowledge receipt of it and will take all reasonable precautions and actions necessary to safeguard and maintain it in normal operating condition. You further agree to accept financial responsibility for damage or wear to the property and equipment you are issued beyond that associated with normal business use. You will notify Cerner immediately of any such damage or loss. If your employment with Cerner terminates (for any reason), you will immediately return to Cerner all property and equipment which you have been issued or which otherwise belongs to Cerner, including any laptops, computer equipment, wireless telephone, pagers and/or other computer or communication devices provided to you by Cerner. You further agree that Cerner may, at its discretion, deduct from your paycheck(s), including your final paycheck, the replacement cost of any such equipment or devices provided to you that are not immediately returned to Cerner upon your termination of employment and you agree to repay Cerner any outstanding balance owed within 30 days following your employment termination.

11.      SYSTEMS AND PHYSICAL SECURITY.
         -----------------------------

         You understand the importance of both systems and physical security to the daily operations of Cerner and to the protection of business information. You will, therefore, comply with and assist in the vigorous enforcement of all policies, practices, and procedures which may be developed to ensure the integrity of Cerner systems and facilities. Further, you understand that willful violation of such policies, practices, and procedures may result in termination of your employment for Cause.

12.      PRIOR EMPLOYMENT RELATIONSHIPS AND OBLIGATIONS.
         ----------------------------------------------

         By accepting employment with Cerner, you represent to Cerner that you are not subject to any non-competition or confidentiality agreements that your employment and activities at Cerner would violate. You also represent and agree that you will not disclose to Cerner, or induce Cerner to use, any proprietary or confidential information belonging to any previous employer or to others.

13.      REMEDIES.
         --------

         By signing this Agreement, both parties agree that the promises made in it, by each respective party, are of a special nature, and that any breach, violation or evasion by one party of the terms of this Agreement will result in immediate and irreparable harm to the non-breaching party. It will also cause damage to the non-breaching party in amounts difficult to ascertain. Accordingly, the non-breaching party shall be entitled to the remedies


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         of injunction and specific performance, as well as to all other legal and equitable remedies which may be available to the non-breaching party.

14.      INDEMNIFICATION.
         ----------------

         You agree to indemnify and hold Cerner harmless from and against any damages, liability, actions, suits or other claims arising out of your breach of this Agreement. Cerner agrees to indemnify and hold you harmless from and against any damages, liability, actions, suits or other claims arising out of Cerner's breach of this Agreement. Cerner agrees to indemnify you from and against any damages, liability, actions, suits or other claims arising as a result of your actions taken on behalf of Cerner in the due course of your employment with Cerner to the extent Cerner's Bylaws, as amended from time to time, and applicable laws permit such indemnification. Such indemnification, again to the extent permitted by Cerner's Bylaws and applicable law, shall also apply after your employment with Cerner has been terminated.

15.      MODIFICATION.
         -------------

         This Agreement may not be modified in any respect, except by a written agreement executed by you and Cerner. However, Cerner may from time to time publish and adopt reasonable supplementary policies with respect to the subject matter of this Agreement, and you agree that such supplementary policies shall be binding upon you.

16.      NOTICES.
         --------

         Any notice required or permitted to be given pursuant to the terms of the Agreement shall be sufficient if given in writing and if personally delivered by receipted hand delivery to you or to Cerner, or if deposited in the United States Mail, postage prepaid, first class or certified mail, to you at your residence address or to Cerner's Corporate headquarters address or to such other addresses as each party may give the other party notice in accordance with this Agreement.

17.      TERM OF THIS AGREEMENT.
         -----------------------

         This Agreement begins as noted above and will continue in perpetuity, even though your employment can be terminated by you or by Cerner as described elsewhere herein.

18.      GOVERNING LAW; ARBITRATION.
         ---------------------------

         This Agreement will be governed by, construed, interpreted, and its validity determined, under the laws of the State of Missouri. Any controversy or claim arising out of or relating to your employment relationship with Cerner and/or this Agreement, except for those claims arising under Sections 3, 5, 6 or 7 of this Agreement and claims arising under applicable workers' or unemployment compensation laws, shall be settled by arbitration administered by the American Arbitration Association under its then-current National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Subject to the provisions of Section 14 hereof, attorneys' fees and costs of arbitration shall be allocated between the parties by the arbitrator(s).

19.      SEVERABILITY.
         -------------

         If any provision of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of this Agreement, valid and enforceable.

         --------------------------------------

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

20.      ENTIRE AGREEMENT AND PRIOR AGREEMENTS.

         You hereby acknowledge receipt of a signed counterpart of this Agreement and acknowledge that it is your entire agreement with Cerner, except for the June 18, 2001 letter agreement that Cerner will issue to you on your start date, a copy of which has been provided to you, concerning the subject matter. This Agreement cancels, terminates, and supersedes any of your previous oral or written understandings or agreements with Cerner or with any officer or representative of Cerner with respect to your employment with Cerner.

21.      SUCCESSORS.
         -----------

         This Agreement shall be binding upon Cerner's successors and assigns. This Agreement shall also be binding upon your heirs, spouse, assigns and legal representatives.


                 ***********************************************

This Employment Agreement is executed this ___________ day of ___________, ____.



                                        ----------------------------------------

                                        Associate



                                        Cerner Corporation

                                        ----------------------------------------

                                        Stanley M. Sword
                                        Vice President and Chief People Officer


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                                   APPENDIX A

                               DEFINITION OF TERMS


ASSOCIATE or CERNER ASSOCIATE means an employee of Cerner.

CAUSE means that Cerner terminates your employment due to your material dishonesty to Cerner, illegal conduct with respect to your actions as an associate of Cerner, conviction of a felony crime, a material breach of any Cerner policy or a material breach of this Agreement.

CERNER CORPORATION and CERNER mean Cerner Corporation, the Delaware corporation. The terms also cover all of Cerner Corporation's parent, subsidiary and affiliate corporations and business enterprises, both presently existing and subsequently created or acquired. Such affiliate corporation may be directly or indirectly controlled by Cerner or related to Cerner by equity ownership.

CLIENT means any actual or potential customer or licensee of Cerner.

CONFIDENTIAL INFORMATION means Cerner, Client and Vendor trade secrets. It also means other Cerner, Cerner Associate, Client, and Vendor information which is not generally known, and is proprietary to Cerner Corporation or to Cerner Associates, Clients, and Vendors. It includes, but is not limited to, research, design, development, installation, purchasing, accounting, marketing, selling, servicing, finance, business systems, business practices, documentation, methodology, procedures, manuals (both internal and user), program listings, source codes, working papers, Client and Vendor lists, marketing and sales materials not otherwise available to the general public, sales activity information, computer programs and software, compensation plans, your personal compensation, performance evaluations, patient information and other client-related data, and all other non-public information of Cerner and its Associates, Clients, and Vendors.

CONFLICTING ORGANIZATION means IDX Systems Corporation, Eclipsys Corporation, McKessonHBOC, Inc., GE Medical Systems, a division of General Electric Company, Philips Medical Systems, Siemens Medical Solutions Health Services Corporation and Meditech, Inc.; provided, however, that the principal business of any such company is, at the date of your termination of employment, providing consulting services of a substantially similar nature as those consulting services then performed by Cerner, and that Cerner shall have the right to update such list no later than your date of termination from Cerner. Should any dispute arise with regard to the updated list of competitors, as provided by Cerner, then both you and Cerner shall decide upon a mutually acceptable third party to determine whether any listed organization is in fact a Conflicting Organization at the time of your termination of employment from Cerner.

CONFLICTING PRODUCT means any product, process or service which is the same as, similar to, or competes with any Cerner product, process or service with which you worked during the last three years of your employment by Cerner, or about which you have acquired Confidential Information.

NEW PRODUCTS AND IDEAS means discoveries, computer programs, improvements, works of authorship, designs, methods, ideas and products (whether or not they are described in writing, reduced to practice, patentable or copyrightable) which results from any work performed by you for Cerner, or involve the use of any Cerner equipment, supplies, facilities or Confidential Information, or relate directly to the business of Cerner, or relate to Cerner's actual or demonstrably anticipated research or development.

OTHER ASSISTANCE PROGRAMS means programs that Cerner may pay or reimburse you for certain reasonable costs incurred and also provide for Cerner's recovery of such amounts as specified in the policies of such Other Assistance Programs, as may be amended from time to time. Other Assistance Programs include, but are not limited to: tuition assistance, specialty external


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training, and immigration assistance. Cerner reserves the right to establish future assistance programs and designate such programs as Other Assistance Programs for purposes of inclusion under paragraph 2.C. of this Agreement.

VENDOR means any actual or potential licensor, supplier, contractor, agent, consultant or other purveyor of products or services to Cerner.



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


                                   APPENDIX B

                             SUMMARY OF ATTACHMENTS
                             ----------------------


The following documents, if noted, are incorporated as attachments to this Employment Agreement.

                       Not
  Included           Included        Attachment           Description
     X                                   I                Original Offer Letter
   -----              -----

   -----              -----             II                Offer Letter Amendments
     X                                  III               Termination Statement
   -----              -----

   -----              -----
     X                                  IV                Sales Associate Provisions
   -----              -----
                                         V                Inventory of Prior Inventions
   -----              -----


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                                                                  ATTACHMENT III
                                                                  --------------


                              TERMINATION STATEMENT


I represent that I have complied with all the provisions of the Cerner Associate Employment Agreement entered into between Cerner Corporation and me on the ______________________ day of _______________, ______, in that:

         1. I have not improperly disclosed or otherwise misused any of the Confidential Information covered by such Agreement. I shall continue to comply with all the continuing terms of the Agreement, including but not limited to the non-disclosure and (for the required term) non-compete provisions, and also including but not limited to the reporting of any New Products and Ideas conceived or made by me as covered by the Agreement.

         2. I do not have in my possession, nor have I taken with me or failed to return, any records, plans, information, drawings, designs, documents, manuals, formulae, statistics, correspondence, client and vendor lists, specifications, blueprints, reproductions, sketches, notes, reports, proposals, or other documents or materials, or copies of them, or any equipment (including any laptops, computer equipment, wireless telephone, pagers and/or other computer or communication devices provided to you by Cerner), credit cards or other property belonging to Cerner or its Clients or Vendors. I have returned to Cerner (or will return within 10 calendar days or earlier if requested by Cerner) all material and information compiled or received by me during the term of such employment. I have returned (or will return within 10 calendar days or earlier if requested by Cerner) all Confidential Information, as specified by such Agreement, and all correspondence and other writings. I have returned (or will return within 10 calendar days or earlier if requested by Cerner) all keys and other means of access to Cerner's premises.

        3. I understand and agree that, with regard to all provisions of this Agreement relating to non-disclosure, non-solicitation, and confidentiality of information, such provisions shall not cease as of this termination but shall continue in full force and effect in perpetuity or as otherwise indicated within this Agreement. In compliance with the Agreement, I shall continue to preserve as confidential all Confidential Information as defined in the Agreement.



                                             -----------------------------------
                                             Associate

                                             -----------------------------------
                                             Date

                                             -----------------------------------
                                             Termination Date


                                             Cerner Corporation

                                             -----------------------------------
                                             By

                                             -----------------------------------
                                             Title


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                                                                   ATTACHMENT IV
                                                                   -------------


                SALES ASSOCIATE AND CERNER CONSULTING PROVISIONS
                ------------------------------------------------

The following provisions are incorporated into this Employment Agreement for all associates who are responsible for sales activities related to Cerner products and certain associates in the Cerner Consulting group.

Should my employment by Cerner Corporation terminate for any reason, I understand and agree that:

        1. Cerner reserves the right to offset any advances made to me against commissions or other amounts which I owe to Cerner, against available but unpaid salary, commissions payable, accrued vacation, expense reimbursement, or any other forms of compensation or reimbursement which may be owed to me. Any such offsets will be clearly documented by Cerner before they are processed. In addition, I agree that I will pay to Cerner the amount of any remaining balance owed to Cerner Corporation after the foregoing deductions, within 30 days of the end of my employment.

        2. Any commissions to which I might otherwise be entitled will be payable to me only if the associated contract for products or services has been completed and fully executed by both parties, and if all deposit monies related to such contract have been paid in full by the client and received by Cerner prior to my last date of employment, in accordance with the terms of my Cerner Performance Plan. Cerner will not unreasonably delay or withhold execution of such contracts for the purpose of avoiding a commission payment to me, if it would otherwise be due.

        3. Commissions, bonuses or other incentive-based compensation which may have accrued but are not payable as of my termination date because of the payment schedule defined for such compensation in the related Cerner Performance Plan will be paid to me according to the provisions of such Plan and my Employment Agreement. Such payment will be subject to the offsets described in item 1 above and will apply only to items otherwise payable within one year following my termination date.


                                            ------------------------------------
                                            Associate

                                            ------------------------------------
                                            Date

                                            ------------------------------------
                                            Termination Date


                                            Cerner Corporation

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                                            By

                                            ------------------------------------
                                            Title



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Associate's Initials



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